Exhibit 10.1
COLUMBIA BANKING SYSTEM, INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
1.    Establishment and Term of the Plan.
(a)    Establishment of the Plan. The purpose of this Columbia Banking System, Inc. Executive Change in Control and Severance Plan is to provide certain termination benefits to eligible executives of the Company and of the Bank. The Plan is an employee welfare benefit plan within the meaning of ERISA Section 3(1), and the Company intends that the Plan be administered in accordance with the applicable requirements of ERISA.
(b)    Plan Term. The Plan shall continue in effect until March 1, 2028, subject to Section 6(k) herein (the “Plan Term”).
2.    Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)    “Accounting Firm” has the meaning set forth in Section 3(g).
(b)    “Annual Incentive” means the Executive’s target annual cash incentive bonus amount.
(c)    “Bank” means Umpqua Bank.
(d)    “Base Salary” means the Executive’s annual rate of base salary as in effect on the Executive’s Date of Termination.
(e)    “Board” means the board of directors of the Company and, after a Change in Control, the board of directors of the surviving corporation.
(f)    “Cause” means any of the following: (i) embezzlement, dishonesty or fraudulent acts involving the Company, the Bank, or the Company’s or the Bank’s or their respective affiliates’ business operations; (ii) willful material breach of Section 4 of this Plan or Section 3 of the Executive’s Participation Agreement or a written policy of the Company or the Bank; (iii) conviction (where entered upon a verdict or a plea, including a plea of no contest) on any felony charge or on a misdemeanor directly reflecting upon the Executive’s honesty; or (iv) an act or omission that materially injures the Company’s or the Bank’s reputation, business affairs or financial condition, if that injury could have been reasonably avoided by the Executive.
(g)    “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to or more than two-thirds (2/3) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; (ii) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) acquires ownership of stock of the Company that, together with stock held by such person, constitutes more than two-thirds (2/3) of the total fair market value or total voting power of the stock of the Company; provided, however, that the event described in this subsection (ii) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of stock of the Company: (A) by the Company or its subsidiaries, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction as defined in subsection (iv) of this definition; (iii) the date a majority of members of the Board is replaced during any 12-month period by persons whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that the appointment or election of any individual initially elected or nominated as a Director as a result of an actual or publicly threatened election contest with respect to Directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be not endorsed by the Board; or (iv) the consummation of a merger, consolidation, reorganization or similar corporate transaction of the Company, unless, following such transaction, (A) the shareholders of the Company immediately prior to such transaction own directly or indirectly immediately following such transaction more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such transaction (or the ultimate parent entity that has beneficial ownership of at least 95% of the voting power of such resulting entity) (the “Surviving Entity”) in substantially the same proportion as their voting power immediately prior to the transaction; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities of the Surviving Entity and (C) at least a majority of the Surviving Entity’s directors were the Company’s Directors at the time the Board approved such transaction (any transaction that satisfies all of the criteria specified in (A), (B) and (C) of this subsection (iv) is a “Non-Qualifying Transaction”).
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” means the Compensation Committee of the Board (or any successor committee).
(j)    “Company” means Columbia Banking System, Inc.
(k)    “Date of Termination” means (i) the effective date on which the Executive’s employment by the Company terminates as specified in a prior written notice by the Company or the Executive to the other delivered pursuant to Section 6(a), or (ii) if the Executive’s employment by the Company terminates by reason of death, the date of death of the Executive.
(l)    “Delayed Payment Date” has the meaning set forth in Section 5.
(m)    “Director” means a person elected or appointed as a member of the Board.
(n)    “Disability” means termination of the Executive’s employment by the Company due to the Executive’s absence from his or her duties with the Company on a full-time basis for 90 consecutive days, or a total of at least 180 days in any 12-month period, as a result of Executive’s incapacity due to physical or mental illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(o)    “Effective Date” means October 23, 2024.
(p)    “ERISA” has the meaning set forth in Section 7.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)    “Executive” means an eligible employee of the Company (i) designated by the Board or the Committee by written resolution from time to time as an employee eligible to participate in the Plan, and (ii) who has entered into a Participation Agreement, each occurring before the time of Separation from Service.
(s)    “Good Reason” means the occurrence of one or more of the following circumstances, without the Executive’s prior written consent: (i) a material diminution in the Executive’s total compensation from that in place when Executive enters into a Participation Agreement (and as increased thereafter); (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which the Executive must perform services (within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii)(A)(5)), provided that in no event shall a change in geographic location of less than forty-five (45) miles be considered a material change in geographic location for purposes of this Agreement. In the event of any of the forgoing circumstances, the Executive shall provide notice to the Company of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which the Company must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days, and the Executive voluntarily terminates (other than due to Disability) employment within sixty (60) days after such 30-day period, then such termination shall be deemed to have been for “Good Reason.”
(t)    “MAR” has the meaning set forth in Section 6(g).
(u)    “Plan” means this Columbia Banking System, Inc. Executive Change in Control and Severance Plan, including any appendices that are attached hereto and made a part hereof, together with each Executive’s Participation Agreement.
(v)    “Plan Term” has the meaning set forth in Section 1(b).
(w)    “Qualifying Termination” has the meaning set forth in Section 3.
(x)    “Release” has the meaning set forth in Section 3.
(y)    “Restricted Period” has the meaning set forth in Section 4(a).
(z)    “Section 409A” means Section 409A of the Code and the final Treasury Regulations issued thereunder.
(aa)    “Separation from Service” with respect to the Company or the Bank, has the meaning within Code Section 409A. Subject to the preceding sentence, the Committee shall determine whether the Executive has incurred a Separation from Service for purposes of the Plan, which determination shall be final, binding, and conclusive. For purposes of the Plan, an Executive’s employment with the Company or the Bank shall be deemed to be terminated when the Executive has a Separation from Service, and all references in the Plan to Date of Termination, employment termination or termination of employment shall be deemed to refer to such a Separation from Service from the Company or the Bank.
(bb)    “Severance Benefits” has the meaning set forth in Section 3(c).

3.    Severance Benefits.
(a)    Eligibility for Severance Benefits. An Executive who experiences a Qualifying Termination shall be entitled to receive the Severance Benefits as set forth below. Upon the Executive’s Separation from Service for any reason, the Executive will be deemed to have resigned as of the date of the Executive’s separation from service from all offices, directorships, and fiduciary positions with the Company and the Bank, and their respective affiliates and employee benefit plans, and from management committees of the Company and the Bank.
(b)    Qualifying Termination. An Executive shall be deemed to experience a “Qualifying Termination” upon each of the following events:
(i)    a termination of employment without Cause by the Company or the Bank; or
(ii)    a termination of employment for Good Reason by the Executive.
(c)    Severance Benefits. Subject to the conditions and limitations of the Plan and Executive’s Participation Agreement, if an Executive experiences a Qualifying Termination, the Company or the Bank shall pay or provide to the Executive the following (the “Severance Benefits”):
(i)    accrued but unpaid Base Salary (based upon the annual rate in effect on the date of Separation from Service) through the date of Separation from Service, payable in accordance with the Company’s normal payroll practice, business expenses incurred but not paid prior to the date of Separation from Service in accordance with the Bank’s expense reimbursement policy, and Executive’s Annual Incentive earned for the fiscal year immediately preceding the fiscal year in which the date of Separation from Service occurs if such incentive has been determined but not paid as of the date of Separation from Service (the “Accrued Benefits”);
(ii)    to the extent not paid or provided, any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any employee benefit plan, program, policy, practice, contract or agreement of the Company and its affiliates through the date of Separation from Service (the “Other Benefits”); and
(iii)    the payments and benefits set forth in the Executive’s Participation Agreement.
If the Executive receives Severance Benefits, the Executive shall not receive severance under any Company or Bank severance plan applicable to all employees.
(d)    Termination for Cause or by the Executive Other Than for Good Reason. If the Executive’s employment is terminated either (i) by the Company or the Bank for Cause or (ii) by the Executive other than for Good Reason (and other than Executive’s death or Disability), the Company or the Bank shall pay to the Executive the Executive’s Accrued Benefits and Other Benefits through the date of Separation from Service, payable in accordance with the Company’s normal payroll practice and the terms and conditions of the Other Benefits.
(e)    Notice of Termination. Any termination of the Executive’s employment by the Company or the Bank for Cause or by the Executive for Good Reason shall be communicated by a written notice to the other party pursuant to Section 6(a) that (i) indicates the specific termination provision in the Plan relied upon, and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any termination of the

Executive’s employment by the Executive other than for Good Reason shall be communicated in writing sixty (60) days prior to the Executive’s resignation date; provided that, the Company may waive such notice period in its sole discretion, in which case, the Executive’s employment shall be terminated as of the date specified by the Company or the Bank.
(f)    Release. The Severance Benefits (excluding the Accrued Benefits and Other Benefits) shall be conditioned on the Executive delivering to the Company and the Bank, and not revoking, a signed release of claims in a form provided by the Company within fifty-five days following the Date of Termination. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the release, directly or indirectly, result in the Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year, as promptly as practicable following the later of (1) the execution of the release and (2) the first business day of such later taxable year.
(g)    Section 280G of the Code. In the event that any payments or benefits (whether under this Plan or otherwise) payable to an Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3(g), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (A) reduction of cash payments; (B) reduction of vesting acceleration of equity awards; and (C) reduction of other benefits paid or provided to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. All determinations required to be made under this Section 3(g), including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm or other advisor that is retained by the Company in its reasonable discretion (the “Accounting Firm”) and whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3(g), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive agree to furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this provision. The Company or the Bank will bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 3(g) will be binding upon the Company, the Bank and the Executive.
4.    Protective and Restrictive Covenants.
(a)    Restrictions. By executing the Participation Agreement and accepting Severance Benefits, the Executive agrees that, during the Executive’s employment with the Company, the Bank or any of their respective affiliates and for the period of time set forth in the Participation Agreement from the date of Separation from Service (the “Restricted Period”), the Executive will be subject to and comply with the provisions of Section 3 of the Participation Agreement.
(b)    Confidentiality.
(i)    The Executive shall not use or disclose any Confidential Information (as defined in subsection (iii) below) either during or following the Plan Term, except as required by the Executive’s duties as an employee or as otherwise allowed under subsection (ii) below. Notwithstanding anything to the contrary in this Plan or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(ii)    The Executive’s nondisclosure obligations under subsection (i) above do not apply to any use or disclosure that is: (1) made with the prior written consent of the Board; (2) required by a court order or a subpoena from a government agency (provided, however, that the Executive must first provide the Company with reasonable notice of the court order or subpoena in order to allow the Company the opportunity to contest the requested disclosure); or (3) of Confidential Information that has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive’s breach of this Plan or Company policy).
(iii)     “Confidential Information” includes any of the Company’s or the Bank’s (or their respective affiliates’) trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Board, the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business or technical information of any information that the Company or the Bank or any of their respective affiliates has received from service providers, other vendors or customers that these third parties have designated as confidential or proprietary.
(c)    Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenants set forth in this Section 4 or an Executive’s Participation Agreement are unreasonably broad, the parties hereby authorize and direct said court or administrative body to narrow the same so as to make it reasonable, given all relevant circumstances, and to enforce the same.
(d)    Injunctive Relief. The Executive recognizes and agrees that any breach of the covenants set forth in this Section 4 by the Executive will cause immediate and irreparable injury to the Company,

and the Executive hereby authorizes recourse by the Company or the Bank to injunction or specific performance, as well as to other legal or equitable remedies to which either may be entitled.
(e)    Survival. The covenants in this Section 4 and Section 3 of an Executive’s Participation Agreement shall survive termination of this Plan.
5.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Plan is ambiguous as to its compliance with Section 409A, such provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of payment. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A. In no event shall the date of termination of the Executive’s employment be deemed to occur until the Executive experiences a Separation from Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation from Service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception.
If Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of Separation from Service), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to Executive under this Plan during the six (6)-month period following your separation from service (as determined in accordance with Section 409A) on account of Executive’s Separation from Service will be accumulated and paid to Executive on the first business day of the seventh month following your separation from service (or such regular Company payroll date that is within two weeks of such business day, the “Delayed Payment Date”). If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A will be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of Executive’s death.

6.    Miscellaneous.
(a)    Notices. For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Executive: the address listed as the Executive’s address in the Company’s personnel files.
If to the Company:
Columbia Banking System, Inc.
1301 ‘A’ Street, Ste. 800
Tacoma, WA 98402-4200
Attn: Chief Human Resources Officer
    or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)    Withholding. The Company or the Bank may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(c)    No Guarantee of Continued Employment. Nothing in this Plan will be deemed to entitle the Executive to continued employment with the Company or the Bank or their respective affiliates.
(d)    Successors; Binding Agreement. This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation of such Change in Control, which will be treated as the Company hereunder. Benefits under the Plan may not be assigned by the Executive; the benefits provided under this Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
(e)    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company or the Bank providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
(f)    Full Settlement. In no event will the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Executive obtains other employment.

(g)    Disputes.
(i)    Venue for any action arising out of or concerning this Plan shall lie in Pierce County, Washington.
(ii)    In the event of a dispute under this Plan, except where such matters are deemed governed by ERISA and are subject to Section 7 below, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Plan shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties. Notwithstanding this stipulation to arbitration, as stated at Section 4(d) above, the Company may seek specific performance or injunctive relief through court proceedings where appropriate and/or necessary to preserve the status quo or prevent harm pending arbitration.
(h)    Governing Law. Except to the extent this plan is subject to ERISA, the interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington, without regard to the principle of conflicts of laws, and applicable federal laws.
(i)    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.
(j)    Survival. The respective obligations and benefits afforded to the Company and the Bank, and the Executive, as provided in Section 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), the provisions of Section 4 and this Section 6 shall survive the termination of this Plan. Any provision of this Plan that by its terms continues after expiration of the Plan Term or Executive’s Separation from Service shall survive in accordance with its terms.
(k)    Amendment and Termination. The Committee may not amend (in a manner materially adverse to Executives) or terminate the Plan prior to the expiration of the Plan Term without the consent of the Executives. Notwithstanding the foregoing, if prior to the expiration of the Plan Term there is a public announcement of, or agreement to enter into, a transaction that will result in a Change in Control, no Executive’s participation hereunder may be terminated and the Plan may not be terminated (and the Plan Term shall extend to the two-year period following consummation of such transaction and resulting Change in Control) or amended in any manner that is materially adverse to the interests of any Executive without the prior written consent of such Executive.
7.    Additional Plan Provisions.
(a)    Interpretation and Administration. The Plan shall be administered by the Committee. The Committee may appoint, as it deems necessary or advisable, an individual or committee to act as its representative in matters affecting the Plan. The Committee will have the authority (a) to exercise all of the powers granted to it under the Plan, (b) to construe, interpret and implement the Plan, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, (d) to make all determinations necessary or advisable in administration of the Plan, (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (f) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee. In administering the Plan and providing Severance Benefits on or after a Change in Control, the Committee shall make initial determinations of entitlement to benefits and the amounts thereof in good faith and in accordance with the terms of the Plan. Following a Change in Control, the Committee shall administer the Plan in a manner consistent with the administration of the Plan prior to such Change in Control.
(b)    Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).
(c)    Claims and Appeals. An Executive may submit claims for benefits by giving notice to the Company pursuant to Section 6(a). If an Executive believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Executive may notify the Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Committee shall notify the applicant in writing of such denial within 30 days (which may be extended to sixty days under special circumstances), with such notice setting forth: (a) the specific reasons for the denial; (b) the Plan provisions upon which the denial is based; (c) any additional material or information necessary for the applicant to perfect his or her claim; and (d) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Executive may: (x) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (y) review any Plan documents relevant to his or her claim; and (z) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within 60 days of the date the Executive received notice of the initial denial, unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the Executive’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within 30 days of the date the Committee or its delegate receives the Executive’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 60 days after receipt of the request for review. All extensions of time permitted by this Section 7 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Executive with written notice of the denial of his or her appeal, the Executive’s claim shall be deemed denied.

Appendix A

Additional Information for Summary Plan Description. This Appendix A, together with the Plan document and Participation Agreement, constitutes the summary plan description of the Plan. References in this Appendix A to “you” or “your” are references to the Executive. Any term capitalized but not defined in this Appendix A will have the meaning set forth in the Plan.

General Plan Information

Plan Sponsor	Columbia Banking System, Inc./Umpqua Bank 1301 A Street, Tacoma, WA 98402-4200
Plan Name	Columbia Banking System, Inc. Executive Change in Control and Severance Plan
Type of Plan	Welfare benefit plan
Source of Funds	The Company will pay all benefits due and owing under the Plan directly out of its general assets. To the extent that an Executive acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
Plan Number
Company EIN	91-1422237
Plan Administrator	Compensation Committee of the Board of Directors of Columbia Banking System, Inc. 1301 A Street, Tacoma, WA 98402-4200 Attn: Chief Human Resources Officer (253) 305-1900
Agent for Service of Legal Process	Plan Administrator
Plan Year	Calendar Year (January 1 – December 31)
Successors	The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Company by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of the Plan.
Controlling Law	Washington, to the extent not preempted by Federal law

A-1